Exhibit 99.1

October 31, 2007

Kevin M. Kelly
1 Woods Lane
Locust Valley, NY  11560

Re:	Employment Terms

Dear Kevin:

I am delighted to memorialize your employment with Proginet Corporation (the “Company”) in the positions of Chief Executive Officer and President in accordance with the following terms.

You will serve as Chief Executive Officer and President and will have such duties, responsibilities and authority as you have previously been assigned, are normally associated with such positions, are not inconsistent with the position of Chief Executive Officer and President and are otherwise determined by the board of directors of the Company (the “Board”).  You will be expected to perform your duties faithfully and to the best of your ability, on a full time basis.  You will not, without the prior written consent of the Board, directly or indirectly provide any material services to any other business concern, other than participation in charitable activities for non-profit businesses that do not interfere with your duties hereunder.  You will report directly to the Board.

Your compensation shall be as follows:  Your current annual base salary of $236,900 shall be effective for the Company’s fiscal year 2008, which commenced on August 1, 2007.  From time to time, but in any event no less frequently than once per fiscal year, the Board shall review your annual base salary and, in the Board’s discretion, may change your annual base salary on the basis of your performance and the performance of the Company.  In addition, you shall be eligible to receive from the Company (a) an annual bonus to be determined in the discretion of the Board , (b) a matching contribution to the Company’s 401(k) plan to the extent provided under Company policy as in effect from time to time, (c) an automobile expense allowance not to exceed $8,400_annually_, (d) grants of stock options pursuant to the Company’s 2000 Stock Option Plan or such other equity incentive plan as may be adopted by the Board from time to time, in the discretion of the Board, and (e) other forms of compensation as shall be determined from time to time by the Board in its sole discretion.

You will be eligible to participate in the Company’s group health and insurance plans and 401(k) plan, as in effect from time to time and in accordance with their terms.  You will be entitled to six (6) weeks of paid vacation per year (pro-rated for any partial year), which vacation shall be taken  in accordance with the Company’s policies in effect from time to time.  You shall be entitled to be reimbursed for standard and reasonable business expenses that you incur on Company business in connection with the performance of your duties hereunder, provided that you furnish the Company with reasonable documentation of such expenses when you are requesting such reimbursement.

Your employment with the Company will be “at-will,” which means that either you or the Company may terminate the employment relationship at any time with or without Cause (as defined below).  Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (except as a result of your death or Disability (as defined below)), or by you for a Termination For Good Reason (as defined below), subject to your execution and non-revocation of a general release and waiver in form acceptable to the Company, you will be entitled to receive from the Company (a) a continuation for a period of eighteen (18) months of your annual base salary in an amount equal to the highest annual base salary received by you during any fiscal year within the period comprised of the fiscal year in which the termination occurred and the three fiscal years immediately preceding such fiscal year in which the termination occurred, (b) a payment, equal to 150% of the highest annual bonus paid to you in the three fiscal years immediately preceding the fiscal year in which the termination occurred, payable in 18 monthly installments following the date of termination, (c) a continuation for a period of eighteen (18) months of your participation in the Company’s group health and insurance plans and 401(k) plan and any other benefit plans or programs of the Company, provided that (i) such continuation of your participation in the Company’s 401(k) shall include the matching contribution by the Company and (ii) if the terms of any plan or program disallow your continued participation, the Company shall provide equivalent benefits outside such plan or program, and (d) executive job placement counseling at the Company’s expense, provided that (i) the executive job placement counseling firm shall be selected by you and shall be reasonably acceptable to the Company and (ii) the executive job placement counseling at the Company’s expense shall have a duration of no greater than twelve (12) months.  Additionally, if your employment is terminated by the Company as a result of your Disability (as defined below), subject to your execution and non-revocation of a general release and waiver in form acceptable to the Company, you will continue to be paid your then current base salary until the earlier of (i) six  (6_) months from the date of your Disability or (ii) the date on which you first receive payment under any insurance policy with respect to such Disability.

“Cause” means the occurrence of any of the following events, subject to your reasonable opportunity to be heard by the Board in all cases: (i) your continual or deliberate neglect of the performance of your duties (including the failure to follow any lawful directive of the Board which is material to the duties of a Chief Executive Officer or President), which continues uncured for 30 days after receipt of written notice from the Company or the Board; (ii) your failure to devote substantially all of your working time to the business of the Company (other than any such failure resulting from illness or your Disability), which continues uncured for 30 days after receipt of written notice from the Company or the Board; (iii) your engaging willfully in material misconduct in connection with the performance of any of your duties, including, without limitation, by misappropriating funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company; (iv) your willful or material breach of any of the material terms of this letter or of your employment with the Company or your violation, in any material respect, of any material provision of a code or standard of behavior generally applicable to employees or executives of the Company, which continues uncured for 30 days after receipt of written notice from the Company or the Board; (v) your active disloyalty to the Company, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; or (vi) your commission or conviction of, your being indicted for, or your plea of nolo contendere (or its equivalent) to, a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude.

“Disability” means: (i) you are unable to perform your duties and responsibilities contemplated by this letter agreement as a result of physical or mental incapacity, illness or other condition, whether total or partial, for a period of (A) in excess of 90 consecutive days or (B) in excess of 120 days within any 12 month period; or (ii) it is reasonably apparent that, due to the nature of any physical or mental incapacity, illness or other condition, whether total or partial, you will be unable to perform your duties and responsibilities contemplated by this letter agreement as a result of such physical or mental incapacity, illness or other condition for a period of (A) in excess of 90 consecutive days or (B) in excess of 120 days within any 12 month period.

“Termination For Good Reason” means your voluntary termination of your employment under this letter agreement based on any of the following (each of the following, a “Good Reason Condition”), without your prior consent:  (a) a  diminution by the Company in your annual base salary; (b) a change by the Company in, or a transfer by the Company of, your duties in such a manner that your duties are materially inconsistent with the position of Chief Executive Officer and President, or a material diminution by the Company in your title or position such that you (i) are no longer the Chief Executive Officer of the Company or (ii) no longer report to the Board; (c) a change by the Company in your current principal work location to a location that is more than 30 miles from such current principal work location (unless such change effectively reduces your commute time); or (d) any other material breach by the Company of a material term of this letter agreement (including, without limitation, the Company’s failure to pay any material amounts owed to you by the Company when due); provided, however, that each of the following conditions must have been satisfied with respect to any Termination for Good Reason: (x) you must have delivered written notice to the Company and the Board of the existence of such Good Reason Condition within one hundred and twenty (120) days after the initial existence of such Good Reason Condition (“Employee Good Reason Notice”); (y) such Good Reason Condition must have continued uncured for thirty (30) days following the receipt by the Company and Board of such Employee Good Reason Notice; and (z) you must have terminated your employment with the Company based on a Termination for Good Reason by delivering written notice to the Company and the Board within one hundred and eighty (180) days after the initial existence of such Good Reason Condition.

You agree that, during the term of your employment and thereafter, you will not copy, use or disclose (except (i) as required by law after first notifying the Company and giving it an opportunity to object or (ii) as required to enforce your rights hereunder) any Proprietary Information without the Company’s prior written permission.  The Company may withhold such permission as a matter within its sole discretion during the term of this agreement and thereafter.  Upon any termination of your employment, you shall turn over to the Company all property, writings or documents then in your possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.  “Proprietary Information” shall mean any information (in whatever form, tangible or intangible) of or relating to the Company or the Company’s business or the Company’s customers, clients, consultants, suppliers, vendors or business associates (including, without limitation, any information or any business concepts relating to any of the Company’s products, formulations or marketing plans), which information the Company maintains as confidential or proprietary and/or is not generally known by or available to the public at large (including, without limitation, any trade secret or other information that is used in the Company’s business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it).

This letter agreement shall be governed pursuant to the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In the event that any provision or term of the letter agreement, or any word, phrase, clause, sentence or other portion thereof is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this letter agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof.  Any waiver or modification of this letter agreement, or of any covenant, condition, or limitation contained herein, is valid only if in writing duly executed by the parties hereto.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States and confirmation of your legal ability to enter into this agreement and provide the services contemplated hereby.

Notwithstanding any provision of this letter agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to you under Section 409A of the Internal Revenue Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including, without limitation, any such regulations or other guidance that may be issued after the date hereof, the Company may adopt such amendments to this letter agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its discretion are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such section; provided, however, that such actions may not result in any diminishment of the compensation and benefits payable to you under this letter agreement without your consent.

Please sign and date this letter, and return it to me as soon as possible and in no event later than November 20, 2007 if you wish to memorialize your employment with the Company under the terms described herein.  If you accept these terms, your employment with the Company shall continue without interruption.

[signature page follows]

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

PROGINET CORPORATION

 By:_________________________________

 NAME: /s/ JOHN C. DAILY
 TITLE: CHAIRMAN OF THE BOARD OF DIRECTORS

Agreed and accepted by:

/s/ KEVIN M. KELLY

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Date: